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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 29th day of May, 2002 (the "Effective Date"), between Stephen E. Bablitch, an individual resident of the State of Wisconsin (the "Executive"), and Cobalt Corporation, a Wisconsin corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. POSITIONS AND DUTIES. Subject to the terms and conditions of this Agreement, from the Effective Date until such date not later than December 1, 2002 that Thomas R. Hefty ceases to be the Company's Chief Executive Officer and Chairman of the Board, the Company shall employ the Executive as its President, and after such date through the remainder of the Employment Term (as defined herein), the Company shall employ the Executive as its Chief Executive Officer and Chairman of the Board. The Company shall cause the Executive to be appointed as a member of the Board of Directors (the "Board") of the Company on the first day following the Effective Date that a vacancy on the Board shall exist, but not later than December 1, 2002, and the Board shall propose the Executive for re-election to the Board thereafter and throughout the Employment Term. In each case, the Executive shall have such duties and responsibilities as are prescribed to such positions in the Company's bylaws, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. The Company shall take all steps necessary to effect such appointments, including amending the Company's bylaws if necessary. The Executive agrees to serve, as and when reasonably requested by the Board, on the board of directors of any entity that during the Employment Term is a subsidiary of the Company. The Executive agrees to devote his full business attention and time to the business affairs of the Company and its affiliates and to faithfully and efficiently perform his duties hereunder.

     2. TERM. Unless this Agreement is earlier terminated in accordance with the terms hereof, the Company's employment of the Executive hereunder shall continue until the third (3rd) anniversary of the Effective Date; provided, however, that the term of this Agreement shall be automatically extended for an additional one-year period on each anniversary of the Effective Date unless, at least thirty (30) days prior to such anniversary of the Effective Date, either party shall deliver written notice to the other party of such party's intent not to extend the term of this Agreement as of the end of its then current term. References herein to the "Employment Term" shall refer to both the initial term and any extended term.

     3. PLACE OF PERFORMANCE. In performing the services required under this Agreement, the Executive shall be based at the Company's principal executive offices located in Milwaukee, Wisconsin. During the Employment Term, the Executive shall not be required to relocate from the Milwaukee metropolitan area. In the event of a relocation of the Company's principal offices, the Company will promptly pay (or reimburse the Executive for) all reasonable moving expenses

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incurred by the Executive relating to a change of his principal residence in connection with any such relocation of the Company's principal executive offices, and will indemnify the Executive for any losses incurred by the Executive in connection with the sale of his principal residence. Such indemnification shall be computed as the difference (if such difference is a positive number) between (a) the average of two (2) appraisal prices determined by such two (2) independent appraisers, one of which shall be designated by the Company and one designated by the Executive; and (b) the actual sale price of the Executive's principal residence.

     4. COMPENSATION. During the Employment Term, the Executive shall be entitled to the following compensation:

          a. ANNUAL BASE SALARY. From the Effective Date through December 31, 2002, the Executive shall be entitled to an initial annual base salary ("Base Salary") at the rate of Five Hundred Thousand Dollars ($500,000) per year payable ratably in monthly installments. For 2003, the Executive shall be entitled to a Base Salary at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per year. Thereafter, the Management Review Committee of the Board shall determine the Base Salary of the Executive; provided, however, that the Base Salary of the Executive will not decrease from any previous level, except that the Executive's Base Salary may be reduced as part of, and consistent with, any across-the-board reduction in the salaries of senior executives of the Company. To that end, the Management Review Committee will review annually the performance of the Executive and a written copy thereof will be forwarded to the Executive. The Executive's performance will be evaluated based upon mutually approved criteria developed jointly by the Management Review Committee and the Executive. In connection with the annual review of the Executive's performance, the Management Review Committee shall also review and consider appropriate adjustments to the Executive's Base Salary and other compensation commensurate with the Executive's position and may retain a qualified compensation consultant to assist in its review.

          b. SHORT-TERM INCENTIVE COMPENSATION. In addition to Base Salary, the Executive shall be entitled to receive such incentive compensation as the Management Review Committee may approve pursuant to the Company's short-term incentive programs commensurate with the Executive's position ("Short-Term Incentive Compensation"), including, without limitation, the following:

               i. PROFIT SHARING PLAN. Without limiting the generality of the foregoing, the Executive shall be entitled to participate in the Company's Profit Sharing Plan (the "Profit Sharing Plan") to the same extent as other senior executives of the Company. For the purpose of computing the Executive's payment under the Profit Sharing Plan for 2002, the Executive shall be entitled to an aggregate profit sharing payment up to twenty-one percent (21%) of his total Base Salary for 2002.

               ii. MANAGEMENT INCENTIVE PLAN. Without limiting the generality of the foregoing, the Executive shall be entitled to participate in the Company's Management Incentive Plan (the "Management Incentive Plan") to the same extent as other senior executives of the Company. For the purpose of computing the Executive's payment under the Management Incentive Plan for 2002, the Executive's Target Award (as such term is defined in the Management Incentive Plan) shall not be less than fifty percent (50%) of his total Base Salary for 2002,

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          which Target Award shall include payments under the following components of the Management Incentive Plan:


           COMPONENT               PERCENT OF PRORATED BASE SALARY DURING PERIOD
          --------------------  ------------------------------------------------
                                JANUARY 1-MAY 28, 2002  MAY 29-DECEMBER 31, 2002
                                ----------------------  ------------------------
          Profit Sharing Match           0-21%                   0-42%
          Objectives/Individual          0-18%                   0-18%

          For the purpose of computing the Executive's payment under the Management Incentive Plan after 2002, the Executive's Target Award for each year during the Employment Term after 2002 shall not be less than eighty percent (80%) of his Base Salary for such year.

          For any period less than a full year during the Employment Term, the Executive shall be entitled to receive an amount equal to the prorated portion of the Short-Term Incentive Compensation payable pursuant the Company's short-term incentive programs.

          c. LONG-TERM INCENTIVE COMPENSATION. On the Effective Date, the Company shall grant to the Executive pursuant to terms of the Company's Equity Incentive Plan, as amended (the "Equity Plan"), an option to purchase 90,000 shares of the Company's common stock, no par value ("Common Stock"), at a per share exercise price equal to one hundred percent (100%) of the Fair Market Value (as such term is defined in the Equity Plan) of one share of Common Stock on the Effective Date. The Executive shall thereafter be eligible to participate in the Company's current long-term incentive programs (including annual grants of options under the Equity
     Plan) and any other long-term incentive programs hereafter established for senior officers of the Company (subject to modifications to such programs as the Management Review Committee shall determine to be necessary and appropriate to preserve the deductibility of bonus awards) at participation levels commensurate with the Executive's position determined in connection with the Executive's annual performance evaluation and granted on each anniversary of the Effective Date during the Employment Term. In determining the value of each annual option grant to be made to the Executive under the Equity Plan, the economic value of each such annual option grant shall be set at the grant value range midpoint of the benchmark competitive data for the Executive's position within the Company's industry as annually recommended by Hewitt Associates, an independent compensation consultant, or its successor.

          d. FRINGE BENEFITS. During the Employment Term, (i) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives of the Company; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for immediate participation in (and without any limitation for preexisting conditions), and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its affiliates, other than severance plans, practices, policies and programs, but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the Company.

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          e.   PERQUISITES. During the Employment Term, the Executive shall be entitled to receive such perquisites as the Company may establish from time to time which are commensurate with his position and not less favorable than those received by any other senior executive at the Company.

          f. EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive's duties under this Agreement.

          g. VACATIONS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire year in accordance with the days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

          h. RELOCATION EXPENSES. The Company shall reimburse the Executive for all reasonable moving expenses, including reasonable legal fees and expenses, incurred by the Executive relating to a change of his principal residence from his current principal residence located in Dane County, Wisconsin to a new principal residence located in the Milwaukee, Wisconsin metropolitan area, and the Company will indemnify the Executive for any losses incurred by the Executive in connection with the sale of his current principal residence. Such indemnification shall be computed as the difference (if such difference is a positive number) between (a) the average of two (2) appraisal prices determined by such two (2) independent appraisers, one of which shall be designated by the Company and one by the Executive; and (b) the actual sale price of the Executive's current principal residence. It is the intention of the parties that the benefits provided in this Paragraph (h) be at least equal to (although they may exceed) the benefits provided by the Company's relocation package.

     5.   TERMINATION OF EMPLOYMENT.

          a. DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability (as defined herein) during the Employment Term. For the purposes of this Agreement, the term "Disability" means that
     (i) the Executive has been unable, for a period of 180 consecutive days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

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          b.   BY THE COMPANY. The Company may terminate the Executive's
     employment at any time for Cause (as defined herein) or without Cause. For the purposes of this Agreement, the term "Cause" means:

               i. the willful and continued failure of the Executive to substantially perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury) after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has willfully failed to substantially perform the Executive's duties and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand;

               ii. the Executive willfully engaging in conduct (other than conduct covered under paragraph (1) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

               iii. the Executive having been convicted of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive's ability to perform his duties or responsibilities.

     No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          c.   BY THE EXECUTIVE FOR GOOD REASON.


               i. The Executive may terminate his employment at any time for Good Reason (as defined herein) or without Good Reason. For the purposes of this Agreement, the term "Good Reason" means:

                    (1) the assignment to the Executive of any duties materially inconsistent with Section 1 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                    (2) the failure of the Company to cause the Executive to be named the Company's Chief Executive Officer and Chairman of the Board by December 1, 2002;

                    (3) any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and which the Company or any successor remedies promptly after notice from the Executive;

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                    (4)  the failure of the Company to obtain a satisfactory
               agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in (c) of Section 18 of this Agreement;

                    (5) any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

                    (6) any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

               ii. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

               iii. A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

          d. DATE OF TERMINATION. The term "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

     6.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          a. DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Term, then the Executive shall be entitled to the following benefits:

               i. A lump sum cash payment from the Company to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), made within thirty (30) days after the Date of Termination, equal to the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing any Short-Term Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Short-Term Incentive Compensation would be equal to the maximum amount of such Short-Term Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of

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          which is the number of days in such period through the Date of
          Termination, and the denominator of which is the total number of days in the relevant period; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Short-Term Incentive Compensation and vacation pay; and the Company shall have no further obligations under this Agreement, except as specified in
          Section 7 below. Any deferred compensation (together with any accrued interest or earnings thereon, if any) that has not yet been paid, will be paid in accordance with the terms and conditions applicable to such deferred compensation.

               ii. All options to purchase equity interests in the Company granted to the Executive by the Company under the terms of the Equity Plan outstanding on the Date of Termination shall immediately become fully vested and exercisable in accordance with the terms of the Equity Plan and the respective option agreements covering such options and shall remain in effect and exercisable through the end of the respective option agreements covering such options, without regard to the termination of the Executive's employment.

          b. BY THE COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY; OR BY THE EXECUTIVE FOR GOOD REASON. If, during the Employment Term, the Company terminates the Executive's employment, other than for Cause, death, or Disability, or the Executive terminates employment for Good Reason, then the Executive shall be entitled, subject to Section 12 below, to the following benefits:

               i. The Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b), (c) and
          (d) of Section 4 as if he had remained employed by the Company pursuant to this Agreement through the end of the Employment Term and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives); provided, that any Short-Term Incentive Compensation for such period shall be equal to the maximum Short-Term Incentive Compensation that the Executive would have been eligible to earn for such period; provided further that in lieu of stock options and other stock-based awards, the Executive shall be paid in cash equal to 100% of the fair market value (without regard to any restrictions) of the stock-based awards that would otherwise have been granted; and provided, further, that to the extent any benefits described in paragraph (d) of Section 4 cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and provided, finally, that during any period when the Executive is eligible to receive benefits of the type described in paragraph (d) of Section 4 under another employer-provided plan, the benefits provided by the Company under this paragraph may be made secondary to those provided under such other plan.

               ii. All options to purchase equity interests in the Company granted to the Executive by the Company under the terms of the Equity Plan outstanding on the Date of Termination shall immediately become fully vested and exercisable in accordance with the terms of the Equity Plan and the respective option agreements covering such options and shall remain in effect and exercisable through the end of

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          their respective option agreements covering such options, without regard to the termination of the Executive's employment.

               iii. The Company shall cause the Executive to be fully and immediately vested in his accrued benefit under any supplemental executive retirement plan of the Company providing benefits for the Executive (the "SERP"). In addition, the Executive shall be credited with not less than 15 years of credited service under the SERP for subsidized early retirement benefits regardless of the Executive's age and service at the Date of Termination. In the event that the Executive is credited with additional years of credited service under the SERP pursuant to this Section 6(b)(iii), the Executive's annualized Base Salary and Target Award in effect immediately preceding the Date of Termination shall be used for purposes of calculating the amounts credited to the Executive under the SERP for those additional years and such additional years of credited service shall be treated as the Executive's most recent years of service for purposes of calculating Final Average Earnings under the SERP.

               iv. In the event that on the Date of Termination the Executive's principal residence is located in the Milwaukee, Wisconsin metropolitan area and within six (6) months following the Date of Termination the Executive changes his principal residence to a new principal residence located in Dane County, Wisconsin, the Company will promptly pay (or reimburse the Executive for) all reasonable moving expenses, including reasonable legal fees and expenses, incurred by the Executive relating to such change of his principal residence, and will indemnify the Executive for any losses incurred by the Executive in connection with the sale of his principal residence in the Milwaukee, Wisconsin metropolitan area on the Date of Termination. Such indemnification shall be computed as the difference (if such difference is a positive number) between (a) the average of two (2) appraisal prices determined by such two (2) independent appraisers, one of which shall be designated by the Company and one designated by the Executive; and (b) the actual sale price of the Executive's principal residence.

               v. In the event that the Date of Termination occurs prior to January 1, 2003 and at such time the Executive has contracted to purchase, but has not yet then closed the purchase of, a principal residence in the Milwaukee, Wisconsin metropolitan area, as contemplated by Section 4(h) above, the Company will indemnify the Executive for any loss resulting from the Executive's inability to recover any earnest money actually paid by the Executive in connection with such pending purchase of his principal residence.

     The benefits provided pursuant to this paragraph (b) of Section 6 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, death or Disability or for actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy thereof.

          c. BY THE COMPANY FOR CAUSE; OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause during the Employment Term, then the Company shall pay the Executive his Base Salary through the Date of Termination and the amount of any compensation previously deferred by the

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     Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 7 below.
     If the Executive voluntarily terminates employment during the Employment Term, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum cash payment within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 7 below.

     7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     8. MITIGATION. In the event the Executive's employment is terminated by the Company (other than for Cause, death or Disability), or by the Executive for Good Reason, the Executive shall be obligated to seek other full-time employment for a business that does not violate Section 11 hereof and to take such other reasonable action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, provided, however, that this shall not prevent Executive from accepting part-time employment, being self-employed, consulting (including without limitation, government relations consulting) or the private practice of law (the "Exceptions"). The amounts otherwise payable to the Executive under Section 6(b)(i) hereof shall be reduced (but not less than zero) by the amount of any compensation earned or received by the Executive as a result of such other full-time employment (but not for any of the Exceptions) engaged in by the Executive after termination of his employment hereunder and prior to the expiration of the Employment Term (determined without regard to Section 5 hereof). As a condition to the Company's obligation to make payments under Section 6(b)(i), the Executive agrees to provide to the Company, annually, true and correct copies of any employment agreements or other contracts setting forth compensation arrangements for full-time employment (but not for any of the Exceptions) that may be in effect between the Executive and any third party and copies of his Form W-2; provided, however, that the Company agrees that it will not cease making payments to the Executive until it has served notice to the Executive as to any claimed deficiency in the provision of the foregoing documents and the Executive fails to cure such deficiency within thirty (30) days following delivery of such notice. The Executive further agrees to provide to the Company true and correct copies of his federal and state income tax returns in the event that his compensation cannot be verified by the information and documents referred to above.

     9. WITHHOLDING. All compensation and other benefits to or on behalf of the Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law.

     10. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains

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during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 10) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     11. COVENANT NOT TO COMPETE. The Executive agrees that during the Employment Term and for a period of one (1) year thereafter, he will not, directly or indirectly:

          a. engage in, continue in or carry on any business of the type, or which competes with the business, conducted by Company or any of its affiliates during the Employment Term, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

          b. solicit for employment any person who is or was employed by the Company or any of its affiliates during the then immediately preceding twelve (12) months, or actively induce or otherwise assist any other person or entity in soliciting for employment any person who is or was employed by the Company of any of its affiliates during the then immediately preceding twelve (12) months, without the prior written consent of the Company; or

          c. solicit, request or seek any business from any then current client or customer of the Company or any of its affiliates, or request, induce or advise any such clients or customers to withdraw, curtail or cancel their business with the Company or any of its affiliates;

PROVIDED, HOWEVER, that the foregoing shall not prohibit the ownership of securities of businesses which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation; and PROVIDED, FURTHER, that the foregoing shall not prohibit the Executive from the private practice of law or the provision of government relations consulting services. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the State of Wisconsin and, in the event the Company or any of its affiliates provides products or services in jurisdictions outside of the State of Wisconsin, then with respect only to the provision of such products and services, in such other respective jurisdictions that the Company or any of its affiliates provided such products or services during the twelve (12) months immediately preceding the Date of Termination.

     12. COORDINATION WITH OTHER AGREEMENTS. If at any time the Executive shall be entitled to receive severance benefits under Section 6(b) of this Agreement and Severance Benefits (as such term is defined in Article 4 of that certain Executive Severance Agreement between the Company and the Executive, dated as of June 19, 2001, as amended from time to time, including as provided in Section 13 hereof (the "Severance Agreement"), or in any subsequently adopted similar plan or agreement), then the terms of the Severance Agreement shall control and the Executive shall be entitled to receive such Severance Benefits as are provided in the Severance Agreement, which Severance Benefits shall be in lieu of, and acceptance by the Executive of such Severance Benefits shall constitute the Executive's release of any rights to, any severance benefits under this Agreement. The Company, or any successor to the Company following a Change of Control (as such term is defined the Severance Agreement), shall be obligated to provide all rights and benefits to which the

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Executive is entitled under this Agreement or under any plan or program of the
Company contemplated by this Agreement, and shall, as a condition to the consummation of such Change of Control, agree to continue and assume all obligations to provide all such rights and benefits to the Executive.

     13. AMENDMENT OF SEVERANCE AGREEMENT. The parties hereby agree to cause the Severance Agreement to be amended as follows:

          a. Subsections (a) and (b) of Section 4.3 of the Severance Agreement shall be amended so that the Severance Benefits provided thereunder shall include an amount equal to three (3) times the Executive's annualized Base Salary (as such term is defined in the Severance Agreement and target award, as defined in Section 4.3(b) of the Severance Agreement);

          b. Subsection (c) of Section 4.3 of the Severance Agreement shall be amended so that the Severance Benefits provided thereunder shall include a continuation of Supplemental Benefits (as defined in the Severance Agreement) for three (3) full years after the Effective Date of Termination (as defined in the Severance Agreement);

          c. Section 4.3 of the Severance Agreement shall be amended so that the Severance Benefits provided thereunder shall include the severance benefits provided in subsections (ii), (iii), (iv) and (v) of Section 6(b) hereof; and

          d. Section 6.1 of the Severance Agreement shall be amended by deleting the last two sentences of such section.

     14.  INDEMNIFICATION AND INSURANCE.

          a. The Company shall at all times during and after the Employment Term, to the fullest extent permitted or required by the applicable Wisconsin Statutes, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Company to provide broader indemnification rights than prior to such amendment), indemnify the Executive against any and all Liabilities (as defined below), and advance any and all reasonable Expenses (as defined below), incurred by him in any Proceeding (as defined below) in which the Executive was a party because he is or was a director, officer or employee of the Company. The rights to indemnification hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses to which the Executive may be entitled under any other written agreement, bylaw of the Company, resolution approved by the directors or shareholders of the Company, Wisconsin Statutes or otherwise.

          b.   For purposes of this Section 14:

               i. "Liabilities" shall include, without limitation, judgments, amounts incurred in settlement, fines, penalties and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, and any and all liabilities of every type or nature whatsoever.

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               ii.  "Expenses" shall include, without limitation, any and all expenses, fees, costs, charges, attorneys' fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the Executive in connection with the Proceeding for which he is not otherwise compensated by the Company or any third party, and any and all other direct or indirect costs of any type or nature whatsoever.

               iii. "Proceeding" shall include, without limitation, any threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether predicated on foreign, federal, state or local law, whether brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, whether a derivative action and whether formal or informal.

     15.  ARBITRATION.

          a. Any disputes arising out of or in connection with this Agreement or employment of the Executive by the Company that are not resolved between the Company and the Executive shall be submitted to arbitration in accordance with the rules of Commercial Arbitration of the American Arbitration Association.

          b. Any such arbitration shall take place in the city in which the Executive resides at the time of the arbitration. The arbitrator shall be a person experienced in employment and compensation of corporate business executives who is mutually acceptable to the Company and the Executive. If an arbitrator cannot be agreed upon within fifteen (15) days after a dispute is submitted to arbitration, then the parties shall each select one representative who is not and has never been associated with the Company and who is nor related to the Executive, and these two representatives shall choose a neutral arbitrator with the qualifications described above.

          c. All actions and proceedings under this Section 15 shall be kept confidential and neither party shall divulge any part thereof to third parties without the prior written consent of the other party.

     16. LEGAL FEES. The Company shall pay or reimburse the Executive for the Executive's reasonable legal fees and expenses in connection with the negotiation and execution of this Agreement.

     17. NOTICE. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Mr. Stephen E. Bablitch
          Cobalt Corporation
          401 W. Michigan Avenue
          Milwaukee, WI  53202
          Facsimile: (414) 226-2697 (AFTER PRIOR NOTICE TO LANA HERTEL BY TELEPHONE AT (414) 226-6918)

                                       12
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          (with a copy to)

          DeWitt Ross & Stevens S.C.
          8000 Excelsior Drive, Suite 401
          Madison, WI  53717
          Attention:  John Rashke, Esq.
          Facsimile:  (608) 831-2106

          If to the Company:

          Cobalt Corporation
          401 West Michigan Avenue
          Milwaukee, WI  53202
          Attention:  Vice President of Human Resources
          Facsimile:  (414) 226-6229

          (with a copy to)

          Foley & Lardner
          777 E. Wisconsin Avenue
          Milwaukee, WI  53202
          Attention:  Harry V. Carlson, Esq.
          Facsimile:  (414) 297-4900

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     18.  SUCCESSORS AND ASSIGNMENT.

          a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     19.  MISCELLANEOUS.

          a. AMENDMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by

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     Executive and an executive officer of the Company (other than Executive)
     who has been authorized to execute such agreement by the Board.

          b. NO WAIVER. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          c. MERGER CLAUSE. Other than the Severance Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, and, except for the Severance Agreement, this Agreement supersedes any prior agreements with respect to the subject matter hereof.

          d. ENFORCEABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          e. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin.

          f. WAIVER. The waiver or failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect. No course of dealing shall be implied or arise from any waiver or series of waivers of any right or remedy hereunder.

          g. HEADINGS. The paragraph and section headings in this Agreement are intended for reference only, are not part of the provisions hereof and shall have no force or effect.

          h. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

                                   COBALT CORPORATION

                                   By: /s/ Thomas R. Hefty
                                      ------------------------------------------
                                        Name: Thomas R. Hefty
                                        Title: Chairman & CEO


                                   EXECUTIVE

                                   /s/ Stephen E. Bablitch
                                   ---------------------------------------------
                                   Stephen E. Bablitch

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